EXHIBIT 99.1

                       BION ENVIRONMENTAL TECHNOLOGIES, INC.


Bion Announces Kreider Farms Permit Approved

August 12, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that its application for a Demonstration Permit for its Kreider Farms project Phase 1 has been approved by the Pennsylvania Department of Environmental Protection.

Jeremy Rowland, Bion's Chief Operating Officer, stated, "We are very pleased to have resolution on the Kreider Farms permitting for Phase 1 and look forward to a timely installation for Phase 1. Now that Phase I is permitted, we will expedite the completion of our Phase II permit application related to the Kreider poultry operations and expect to file it shortly."
                     __________________________________________

About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                              Craig Scott
President                                  Vice President-Capital Markets/IR
719-256-5329                               303-843-6191 direct
mas@biontech.com                           cscott@biontech.com